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                                                                   EXHIBIT 23(B)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement of American Heritage Life Investment Corporation on Form S-3 (File No. 333-24153) of our report dated February 18, 1997, on our audits of the consolidated financial statements of Columbia Universal Corporation and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in the American Heritage Life Investment Corporation Current Report on Form 8-K dated March 3, 1997 filed with the Securities Exchange Commission. We also consent to the reference to our firm under the caption "Experts."


                                          COOPERS & LYBRAND L.L.P.


Austin, Texas

June 20, 1997